March 20, 2026

Mr. Ronald Walsh

VestFundr, LLC

100 2nd Avenue South - Suite 205

St. Petersburg, Florida 33701

Re: Regulation A Offering – VestFundr, LLC

Dear Mr. Walsh:

We have acted as counsel to VestFundr, LLC, a Delaware Series limited liability company (the “Company”), in connection with the filing of the Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering Statement relates to the proposed issuance and sale (the “Offering”) by the Company of up to a maximum of seventy-five million U.S. dollars ($75,000,000) in Class A LLC Membership Interests and Class B LLC Membership Interests (the “Interests”) of any Company series further designated to be in the form of Class A Units and Class B Units (the “Units”) of the specific Company series. We assume that the Interests of any Company series will be sold as described in the Offering Statement pursuant to a Subscription Agreement (a “Subscription Agreement”), substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Interests.

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Offering Statement; the Certificate of Formation of the Company and amendment thereto; the Certificate of Registered Series of the Company; the Operating Agreement of the Company; the Series Designation for VestFundr, LLC Series Sagemont Subdivision; and such corporate records, certificates of public officials and other documentation as we have deemed necessary or appropriate.  We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies.  As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Statement, the Interests will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the limited liability company law of the State of Delaware and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Interests. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention, and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

Red Rock Securities Law, Inc.

/s Thomas P. DeJong

Thomas P. DeJong, Attorney